Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

CALIFORNIA WATER SERVICE GROUP

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule(2)	Amount Registered	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share, reserved for future issuance under the California Water Service Group 2024 Equity Incentive Plan (the “2024 Plan”)	Rule 457(a)	1,600,000(1)	$50.81	$81,296,000	$147.60 per $1,000,000	$11,999.29
Total Offering Amounts					$81,296,000		$11,999.29
Total Fee Offsets							—
Net Fee Due							$11,999.29

(1)	Represents 1,600,000 shares of common stock (“Common Stock”) of California Water Service Group (the “Registrant”) reserved for issuance under the 2024 Plan. Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”), also includes additional shares of Common Stock of the Registrant in respect of the securities identified in the above table that may become issuable through the 2024 Plan as a result of any stock dividend, stock split, recapitalization or other similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and based on the average of the high and low sale prices of the Common Stock, as quoted on the New York Stock Exchange, on May 24, 2024.